Exhibit 10.1

August 5, 2008

Mr. Henry R. Nothhaft

14563 Fruitvale Avenue

Saratoga, CA 95070

Dear Hank:

I am pleased to confirm your position with Tessera, Inc., as President and Chief Executive Officer, reporting to the Board of Directors. You will receive an annual salary of $455,000, which will be paid in accordance with the Company’s normal payroll procedures. You will also be eligible to receive an MBO bonus of 100% with a maximum potential up to 150% of your base salary paid on an annual basis. This bonus is based on objectives set forth and mutually agreed upon by you and the Board of Directors. You will also be eligible to receive a pro-rated bonus for 2008 which will be paid in the first quarter of 2009. This bonus will be based on objectives set forth and mutually agreed upon by you and the Board of Directors and is contingent upon your employment with Tessera.

As an employee, you are also eligible to receive certain employee benefits including Group medical and dental benefits, 401(k) plan as well as other Tessera sponsored benefits. You should note that the Company reserves the right to modify salaries and benefits from time to time as it deems necessary.

In addition, the Company’s Board of Directors met on Monday August 4th and approved to have the Company grant you an option to purchase 375,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. This option grant is subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements.

In addition at the meeting referenced above the Company’s Board of Directors also approved a grant of 40,000 shares of the Company’s Restricted Stock at no cost, vesting over a four year period.

The Company is excited about your joining and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice. The Change in Control Severance Agreement to be executed by you and the Company will provide for severance compensation in certain circumstances on the same terms previously approved for the Company’s Chief Executive Officer. In addition, notwithstanding anything to the contrary contained in this offer letter or in your change in control severance agreement, the provisions of Section 3(c) of that certain Employment Agreement dated as of March 28, 2008 between you and Tessera governing the accelerated vesting of the stock awards granted to you on March 28th, 2008, shall continue in full force and effect.

The Company reserves the right to request an investigative consumer report, which may include background investigations and/or reference checks, on all of its potential employees.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook. As a condition of your employment, you will also be required to sign and comply with an Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information. The Agreement also provides that in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration.

This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Board of Directors and you.

Hank, we look forward to working with you at Tessera.

Sincerely,

/s/ Bruce McWilliams

Bruce McWilliams

Chairman & CSO

Agreed to and accepted:

Signature:	/s/ Henry R. Nothhaft

Printed Name:	Henry R. Nothhaft	Date:	August 5, 2008

Enclosures:

Duplicate Original Letter; Employment, Confidential Information, Invention Assignment and Arbitration Agreement; Change in Control Severance Agreement and Post Offer Enrollment Form